                                                               Exhibit (d)(3)(B)


                              JAMES A. WINCHESTER
                             EMPLOYMENT AGREEMENT

     This Agreement is entered into between Career Holdings, Inc. (hereinafter referred to as the "Company"), with principal offices at 10790 Parkridge Blvd., Suite 200, Reston, Virginia 20191, and James A. Winchester (hereinafter referred to as "Executive"). The Company agrees to employ Executive and Executive agrees to accept such employment with the Company, upon the following terms and conditions:

          1.   Employment Term. The term of Executive's employment hereunder
               ---------------
(the "Employment Term") shall commence at the Effective Time, as defined in the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") among Career Holdings, Inc., CB Acquisition Corp. and CareerBuilder, Inc. (the "Start Date") and, unless terminated pursuant to Section 9 hereof,
                                                           ---------
shall continue through the fourth anniversary of the Start Date (the "Maximum Agreement Term"). This Agreement shall terminate and shall be of no further force or effect if the Merger Agreement shall be terminated and the transactions contemplated thereby shall not become effective pursuant to the terms thereof.

          2.   Employment Duties. During the Employment Term, Executive shall
               -----------------
have the title and responsibilities of Senior Vice President, Engineering and shall report to the Board of Directors of the Company (the "Board"). Executive further agrees that he will perform the duties commensurate with his titles and responsibilities and otherwise conduct himself in accordance with the business and employee policies and practices of the Company.

          3.   Compensation. (a) Base Salary. The Company agrees to pay
               ------------      -----------
Executive the following salary (the "Salary"), payable in accordance with the Company's then effective payroll practices: $142,623 per annum, commencing on the Start Date and continuing through and until the end of the Employment Term; provided, however, that the Salary shall be reviewed annually by the Board for potential increases in the Salary as proposed by the Compensation Committee of the Board, which shall consist of a representative of each Institutional Stockholder and one Outside Director (as such terms are defined in the Stockholders' Agreement described in Section 6 hereof).

          (b) Bonus. Executive shall be eligible for annual bonus compensation
              -----
at an agreed upon percentage of Salary based upon achievement of agreed upon objectives consistent with the senior executive bonus program in effect at CareerBuilder, Inc. ("CareerBuilder") as of the date hereof.

          (c) Stock Options. As of the Start Date, Executive shall receive
              -------------
options to purchase 300,000 shares of Company Common Stock at an exercise price of $8.00 per share. In addition, Executive shall be eligible for grants of options to purchase shares of Company Common Stock, as determined by the Board.

          4.   Benefits. During the Employment Term, Executive shall be entitled
               --------
to participate in such employee benefit plans as are hereafter maintained by or on behalf of the Company on the same basis as similarly situated employees in accordance with the terms and requirements of such plans; provided, however, that in no event shall the level or amount of such benefits be less than, in the aggregate, the level of benefits provided to the Executive in connection with his employment with CareerBuilder as of the date hereof as described in Schedule I hereto. The foregoing is not intended and shall not be construed to require the Company to establish any particular employee benefit plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits to which Executive may be entitled while employed by the Company shall be based upon Executive's Salary, as set forth in Section 3 hereof, and not upon any bonus compensation, except where the benefit plan provides otherwise. Notwithstanding anything to the contrary contained in this Agreement, Executive shall be entitled to five weeks of annual vacation during the Employment Term.

          5.   Business Expenses. During the Employment Term, Executive shall be
               -----------------
reimbursed for reasonable travel and other expenses incurred in the performance of his duties hereunder as are customarily reimbursed by the Company in accordance with its expense reimbursement policies.

          6.   Purchase of Shares; Company Call Option; Executive Put Option.
               -------------------------------------------------------------
(a) Within five days after the Start Date, Executive shall purchase from the Company 346,875 shares (the "Purchased Shares") of its Common Stock, par value $.01 per share ("Common Stock"), at a purchase price of $8.00 per share (the "Purchase Price"). Executive shall deliver to the Company a duly executed Subscription Agreement in substantially the form attached hereto as Exhibit A.
                                                                    ---------
The Company shall deliver to Executive a certificate or certificates for the Purchased Shares against payment of the required purchase price by cash or check, and Executive shall enter into the Amended and Restated Stockholders' Agreement among the stockholders of the Company (the "Stockholders' Agreement"), in the form attached hereto as Exhibit B, and the Registration Rights Agreement
                               ---------
in the form attached hereto as Exhibit C.
                               ---------

          (b) The Company shall have the right (but not the obligation) in its sole discretion to repurchase any or all of the Purchased Shares during each of the 90-day periods following (i) the termination of Executive's employment with the Company during the Maximum Agreement Term for any reason other than by the Company without Cause or by Executive for Good Reason (as such terms are defined in Section 9 hereof) and (ii) the fifth anniversary of the Start Date, provided that Executive is not then an employee of the Company. If the Company repurchases any of the Purchased Shares pursuant to this Section 6(b), it shall pay to Executive or his legal representative a purchase price equal to the Fair Market Value (as defined below) of such shares as of the date of the delivery of the Company's election to purchase such shares. The Company's repurchase rights shall be in addition to any other rights or remedies that the Company may have under this Agreement or the Stockholders' Agreement. If the Company elects to purchase any of the Purchased Shares pursuant to this Section, the Company shall deliver to Executive, within the 90 day period described in this Section, a notice setting forth the number of Purchased Shares which it has elected to purchase and the closing date of such purchase, which shall be not more than 15 days from the date of the delivery of such notice. On the closing date, Executive shall deliver to the Company a certificate or certificates for the Purchased Shares being purchased, duly endorsed or otherwise in proper form for transfer, against payment of the required purchase price by cash or check. Each Purchased Share shall bear the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE
          (THE "SHARES") ARE SUBJECT TO A SHARE
          REPURCHASE OPTION IN FAVOR OF CAREER HOLDINGS,
          INC. (THE "CORPORATION") OR ITS ASSIGNEE SET
          FORTH IN AN AGREEMENT BETWEEN THE CORPORATION
          AND THE REGISTERED HOLDER, OR SUCH HOLDER'S
          PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON
          FILE AT THE PRINCIPAL OFFICE OF THE
          CORPORATION.


          THIS SECURITY WAS ORIGINALLY ISSUED IN A
          TRANSACTION EXEMPT FROM REGISTRATION UNDER
          SECTION 5 OF THE SECURITIES ACT OF 1933, AS
          AMENDED (THE "SECURITIES ACT"), AND THIS
          SECURITY AND ANY SECURITIES ISSUED IN EXCHANGE
          THEREFOR MAY NOT BE OFFERED, SOLD OR OTHERWISE
          TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION
          OR AN APPLICABLE EXEMPTION THEREFROM. BY
          ACCEPTING THIS SECURITY, THE HOLDER AGREES THAT
          IT WILL NOT RESELL OR OTHERWISE TRANSFER THE
          SECURITY REPRESENTED HEREBY EXCEPT PURSUANT TO
          (I) A REGISTRATION STATEMENT THAT HAS BEEN
          DECLARED EFFECTIVE UNDER THE SECURITIES ACT
          (AND THAT CONTINUES TO BE EFFECTIVE AT THE TIME
          OF SUCH TRANSFER) OR (II) AN APPLICABLE
          EXEMPTION FROM REGISTRATION UNDER THE
          SECURITIES ACT."

          (c) If the Company has not effected an initial public offering of its Common Stock on or prior to the third anniversary of the Start Date (the "Third Anniversary"), the Company and the Institutional Stockholders jointly and severally shall have the obligation, for a period of 180 days after the Third Anniversary, to repurchase any or all of the Purchased Shares tendered to the Company by Executive pursuant to a notice of tender submitted to the Company. The closing of such repurchase shall occur not later than 45 days after the Company is notified by Executive in writing of his election to tender the Purchased Shares to the Company. Upon the repurchase of Purchased Shares pursuant to this Section, Executive shall deliver to the Company the certificate or certificates for the shares being purchased (or a customary affidavit of loss), duly endorsed or otherwise in proper form for transfer, against payment of the purchase price by cash or check in an amount equal to the Fair Market Value of the shares being purchased, determined as of the date of delivery of such notice; provided, however, that the Company shall not be required to
             --------  -------
discharge its purchase obligations pursuant to this Section 6(c) to the extent such purchase is prohibited by then applicable General Corporation Law of the State of Delaware; provided, that any such purchase obligation shall be
                   --------
discharged as soon as such prohibition is no longer applicable.

          (d) If, during the Maximum Agreement Term, the Executive has (i) been terminated from employment by the Company without Cause, (ii) resigned from employment with the Company for Good Reason; (iii) died; or (iv) become permanently disabled, then the

Company and the Institutional Stockholders jointly and severally shall have the obligation, for a period of 90 days after the termination date of Executive's employment with the Company, to repurchase any or all of the Purchased Shares tendered to the Company by Executive (or Executive's estate or legal representative) pursuant to a notice of tender submitted to the Company. The closing of such repurchase shall occur not later than 45 days after the Company is notified by Executive (or Executive's estate or legal representative) in writing of his election to tender the Purchased Shares to the Company. Upon the repurchase of Purchased Shares pursuant to this Section 6(d), Executive (or Executive's estate or legal representative) shall deliver to the Company the certificate or certificates for the shares being purchased (or a customary affidavit of loss), duly endorsed or otherwise in proper form for transfer, against payment of the purchase price by cash or check in an amount equal to the greater of (i) the Purchase Price (subject to appropriate adjustment for any stock split, stock dividend or other change in capital structure of the Company) and (ii) the Fair Market Value of the shares being purchased, determined as of the date of delivery of such election to tender Purchased Shares; provided, however, if Executive (i) has been terminated from employment by the Company without Cause or (ii) resigns for Good Reason, the purchase price to be paid for any Purchased Shares purchased by the Company pursuant to this Section 6(d) shall be the Fair Market Value of the shares being purchased, determined as of the date of delivery of such election to tender Purchased Shares. The Company shall not be required to discharge its purchase obligations pursuant to this
Section 6(d) to the extent such purchase is prohibited by then applicable General Corporation Law of the State of Delaware; provided, that any such purchase obligation shall be discharged as soon as such prohibition is no longer applicable.

          (e) For purposes of this Section 6, "Fair Market Value" shall mean, as of any date, the value of a share of Common Stock (without discount for minority interest or illiquidity) as determined below. The Company's determination of "Fair Market Value" shall be made (the "Company Valuation") by an independent appraiser selected by the Board (the "Company Appraiser") and written notice of the Company Valuation shall be provided to Executive (the "Company Valuation Notice"). The Company Valuation shall be deemed to be accepted by Executive and shall be deemed to be the "Fair Market Value" for purposes of this Agreement unless Executive shall have delivered within 45 days after the date of the Company Valuation Notice, a written notice to the Company stating the "Fair Market Value" (the "Executive Valuation") as determined by an independent appraiser selected by Executive (the "Executive Appraiser"). If the Company Valuation and the Executive Valuation differ by 25% or less, then the "Fair Market Value" shall be deemed to be the average of the Company Valuation and the Executive Valuation. If the Company Valuation and the Executive Valuation differ by more than 25%, then the Company and Executive shall cause the Company Appraiser and the Executive Appraiser to select a third appraiser (the "Independent Appraiser") to determine the "Fair Market Value". The average of
(A) the determination of the "Fair Market Value" by the Independent Appraiser and (B) the average of the Company Valuation and the Executive Valuation shall constitute the final and binding determination of the Fair Market Value. All of the fees and expenses of the Company Appraiser shall be borne by the Company and all of the fees and expenses of the Executive Appraiser shall be borne by Executive. All of the fees and expenses of the Independent Appraiser shall be equally borne by the Company, on the one hand, and Executive, on the other hand.

          (f) The provisions of this Section 6 shall terminate upon the consummation of an initial public offering of the Common Stock that results in the Common Stock being traded on a national securities exchange or on the Nasdaq National Market System.

          7.   Loan to Executive. The Company agrees that, on or before April
               -----------------
15, 2001 (or on such earlier date as shall be necessary to allow Executive to make any required income tax payment relating to the proceeds of the Offer (as defined in the Merger Agreement) used to purchase Common Stock pursuant to
Section 6), it will loan the amount set forth in Exhibit D to Executive (the
                                                 ---------
"Loan"). The Loan will be evidenced by a promissory note having the terms set forth on Exhibit D.
         ---------

          8.   Non-Competition.  (a)  Executive covenants and agrees that, for
               ---------------
the Employment Term and for a period of one year thereafter, he will not without express written consent of the Board:

          (i) directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business substantially similar to or competitive with the business of the Company during the Employment Term anywhere worldwide (it being understood by the parties hereto that the business of the Company is not limited to any particular region because such business may be engaged in effectively from any location worldwide); or

          (ii) induce or attempt to persuade any employee, agent, licensor, content provider, supplier, distributor or customer of the business of the Company to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the business of the Company;

provided, however, that nothing set forth in this Section 8 shall prohibit
--------  -------                                 ---------
Executive from owning not in excess of 5% of the aggregate of any class of capital stock of any corporation engaged in the Company's business if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ National Market System.

          (b) Executive covenants and agrees that he will not divulge or make use of any trade secrets or other confidential information of the business of the Company other than to disclose such secrets and information to the Company or its respective affiliates.

          (c) Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of this Section 8,
                                                                 ---------
Executive acknowledges and agrees that other remedies cannot fully compensate the Company for a violation of this Section 8 and that the Company shall be
                                    ---------
entitled to injunctive relief to prevent violation or continuing violation thereof.

          (d) Executive acknowledges that if, in any action before any court or agency legally empowered to enforce this Section 8, any term, restriction,
                                         ---------
covenant or promise in this Section 8 is found to be unreasonable and for that
                            ---------
reason unenforceable, then such term,
restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          9.   Termination. (a) Subject to Executive's rights under Sections
               -----------
6(c) and (d) and the Company's rights under Section 6(b), this Agreement shall terminate in the event of Executive's death or disability (as defined under the Company's then existing disability insurance program or policy), upon Executive's voluntary termination of employment with the Company, or upon a termination of Executive's employment by the Company for Cause, as hereinafter defined. In such event, the benefits available to Executive or his estate, heirs and beneficiaries shall be determined in accordance with the applicable Company benefit plans and programs then in effect, and the Company shall not have any further obligations under this Agreement, including Section 6(c), subject to any benefits that may be vested under the terms of the applicable benefit plans. This Agreement shall terminate if the Merger Agreement is terminated prior to the Effective Time.

          (b) For purposes of this Agreement, "Cause" shall mean the occurrence of any one or more of the following:

               (i) The willful failure or refusal of Executive to implement or follow the reasonable policies or directions of the Board, provided that Executive's failure of refusal is not based upon Executive's reasonable belief in good faith, as expressed to the Board in writing, that the implementation thereof would be unlawful, and provided further that such failure or refusal has not been corrected within 30 days of receipt by Executive of written notice of such failure or refusal;

               (ii) A breach by Executive of any material provisions of this Agreement or a material violation of the then existing policies, procedures or rules of the Company of which he is or should be aware; provided that Executive shall not have corrected such breach or violation within 30 days of receipt of written notice from the Company of such breach or violation;

               (iii) An act of fraud, embezzlement, theft, or other act that constitutes a felony; or

               (iv) Gross misconduct materially injurious to the Company, its affiliates, or subsidiaries, either monetarily or otherwise.

          (c) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following events, which is not corrected by the Company within 30 days after Executive provides the Company with written notice of such event:

               (i) the requested relocation of the Executive to an office more than 30 miles from CareerBuilder's current executive offices in Reston, Virginia;

               (ii)   A material breach of this Agreement by the Company;

               (iii) A material reduction in Executive's titles, duties or responsibilities with the Company, other than for Cause, without his written consent;

               (iv) A cash dividend in excess of $200,000 in the aggregate is paid to the Company's stockholders prior to the earlier of
                      (i) an IPO or (ii) the Maximum Agreement Term, without the consent of the Company's Chairman;

               (v) Any sale, merger or disposition that results in a change of control of the Company (as such term is defined under the rules of the Exchange Act of 1934, as amended) or that involves more than 30% of the Company's consolidated assets or revenues, without the consent of the Company's Chairman;

               (vi)   Any amendment or waiver to the provisions of Article 2,
                      Article 3, Article 4 or Article 5 of the Stockholders' Agreement has been made without the consent of the Executive, which consent shall not be unreasonably withheld;

               (vii) Any termination of the Stockholders' Agreement without the consent of a majority of shares held by the Management Stockholders (as defined therein); or

               (viii) The termination of an Affiliation Agreement pursuant to
                      Section 5.3 of the Stockholders' Agreement.

          (d) In the event Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to the payment of the remainder of his then current Salary and healthcare benefits provided for under this Agreement through the later of (i) one year from the date of termination or (ii) balance of the Maximum Agreement Term, payable through either regular payroll installments or through a lump sum payment, at the Company's option.

          10.  Work-Made-For-Hire. For copyright purposes, the results and
               ------------------
proceeds of Executive's services hereunder shall be works-made-for-hire and the Company shall be deemed the sole owner thereof, with the right to use the same in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire, then Executive hereby assigns any and all of his right(s), title and interest thereto, including without limitation, the copyright thereto to the Company, and the Company shall have the right to use the same in any manner the Company determines without any further payment to Executive whatsoever.

          11.  Notices. All notices required to be given hereunder shall be
               -------
given in writing, by personal delivery or by mail at the following addresses:

          Company:

          Career Holdings, Inc.
          c/o Tribune Company
          435 North Michigan Avenue
          Chicago, IL  60611
          Attn: David Hiller

          Executive:

          10790 Parkridge Boulevard
          Suite 200
          Reston, VA  20191

Any notice given by mail shall be deemed to have been given three (3) days following such mailing.

          12.  Assignment. This is an Agreement for the performance of personal
               ----------
services by Executive and may not be assigned by Executive. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes for the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires substantially all of the assets, stock or business of the Company.

          13.  Submission to Jurisdiction. The parties hereto hereby irrevocably
               --------------------------
submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated by this Agreement to the exclusive jurisdiction of the United States District Court for the District of Delaware and the date courts located in the State of Delaware and waive any and all objections to jurisdiction that they may have under the laws of the United States or any other jurisdiction and any claim or objection that any such court is an inconvenient forum.

          14.  Applicable Law.  This Agreement shall at all times be governed by
               --------------
and construed, interpreted and enforced in accordance with the internal laws (as opposed to the conflict of laws provisions) of the State of Delaware.

          15.  Costs of Litigation. The parties agree that the prevailing party
               -------------------
in any litigation brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation reasonable attorneys' fees and prejudgment interest.

          16.  Survival. The provisions of Sections 6(b), 6(c), 7, 8, 9(d), 10,
               --------                    ------------------------------------
11, 13, 14, 15 and 16 shall survive the termination of this Agreement and shall
--------------     --
not be limited or discharged by any alleged breach or misconduct on the part of the Company; provided that no provisions of this Agreement shall survive a termination of this Agreement as a result of the termination of the Merger Agreement.

          17.  Complete Agreement. This Agreement contains the entire
               ------------------
understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto. This Agreement supersedes and cancels all previous agreements, if any, relating to Executive's employment by, the furnishing of Executive's services to, and/or severance from Company.


                                   * * * * *

EXECUTIVE AFFIRMS AND REPRESENTS THAT HE HAS KNOWINGLY, WILLINGLY AND FREELY EXECUTED THIS AGREEMENT, AND THAT HE HAS BEEN GIVEN TIME TO CONSULT WITH LEGAL COUNSEL REGARDING THIS AGREEMENT.



                                         CAREER HOLDINGS, INC.

/s/ James A. Winchester
---------------------------              By: /s/ David D. Hiller
    James A. Winchester                     ---------------------------


Date:  July 16, 2000                     Date:  July 16, 2000
      ---------------------                    ----------------
Address:
         ------------------

         ------------------


          Solely for purposes of their obligations under Section 6 of the Agreement, each of Tribune Company and KnightRidder.com, Inc. have caused this Agreement to be executed by a duly authorized officer:



                                         TRIBUNE COMPANY


                                         By:  /s/ David D. Hiller
                                             --------------------------------
                                         Date:  July 16, 2000
                                               ----------------


                                         KNIGHTRIDDER.COM, INC.


                                         By:  /s/ Daniel J. Finnigan
                                             --------------------------------
                                         Date:  July 16, 2000
                                               ----------------

                                   EXHIBIT A

                        FORM OF SUBSCRIPTION AGREEMENT

                                   EXHIBIT B

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

(Appears as an Exhibit to the Investment Agreement dated as of July 16, 2000, among Career Holdings, Inc., Tribune Company and KnightRidder.com, Inc.)

                                   EXHIBIT C

                         REGISTRATION RIGHTS AGREEMENT

(Appears as an Exhibit to the Investment Agreement dated as of July 16, 2000, among Career Holdings, Inc., Tribune Company and KnightRidder.com, Inc.)

                                   EXHIBIT D

                                 Terms of Loan
                                 -------------

1. Aggregate Principal Amount - Amount necessary to pay income tax liabilities of Executive relating to tender proceeds used to purchase Company Common Stock.

2.   Maturity - Fifth anniversary of Start Date.

     - Acceleration of maturity with respect to a percentage of the outstanding loan upon a sale of shares by Executive in exchange for cash or marketable securities, which percentage shall equal the percentage of shares sold.

     - Acceleration of Maturity upon exercise of call or put rights described in Sections 6(b), 6(c) or 6(d), respectively.

3. Repayment - cash or Company Common Stock at option of Executive. Company Common Stock shall be valued at the greater of its Fair Market Value and $8.00.

4.   Interest Rate - No interest.

5. Security - Shares purchased by Executive will be pledged as collateral for repayment of loan.

     - Loan will be on a non-recourse basis to the extent it exceeds collateral.

6.   Events of Default - Non payment of interest or principal when due.

     -    Customary bankruptcy events of default.

7. Tax Gross-up - Gross-up for tax due on imputed interest on the Loan or any other taxes resulting from the Loan.

     - Payable annually upon receipt of report of Executive's accountant that is reasonably satisfactory to the Company.

8. Gifts - Executive may gift Purchased Shares to 501(c)(3) charitable organizations and the Company will forgive a portion of the principal amount of the Loan as an amount equal to the number of shares gifted multiplied by $8.00. The Company will reimburse Executive for all federal or state income taxes paid by the Executive (on a "grossed-up" basis) as a result of such forgiveness of indebtedness.